Exhibit 99.1

Press Release
December 6, 2021

Essent Announces the Promotion of Christopher G. Curran to President of Essent Guaranty, Inc.
Essent Appoints New President of MI Operating Company
HAMILTON, Bermuda, December 6, 2021 – Essent Group Ltd. (NYSE: ESNT) announced today the promotion of Christopher G. Curran to the role of President of Essent Guaranty, Inc., a nationwide provider of mortgage insurance (MI) and subsidiary of Essent Group Ltd. As President, Curran will have responsibility for the overall operations of the MI company including, business development, IT, operations, public policy and risk and report directly to Mark A. Casale who will continue to serve as Chairman of the Board of Directors and Chief Executive Officer of Essent Group Ltd. and its subsidiaries.

“Chris’s deep knowledge of our industry and business along with his broad operations and financial background in the mortgage space enables a seamless transition in leadership of our MI business as I increase my focus on growing the value of our franchise and pursuing opportunities to continue delivering shareholder value.” said Mark A. Casale, Chairman and Chief Executive Officer. “For over 10 years, Chris has played a significant leadership role in executing key initiatives across the Essent franchise. While I will continue to set strategy for Essent, Chris will oversee delivery on business priorities including the continued evolution of EssentEDGE®.”

Curran has served as Senior Vice President since 2011, managing the Company’s corporate development and investor relations functions. He brings more than 25 years of mortgage insurance, mortgage banking and financial services experience. His promotion is effective January 1, 2022.

“I am excited to take on the new role of President of Essent Guaranty and lead our MI team to deliver best-in-class service to our customers and expand the utility of our EssentEDGE technology,” said Curran. “I look forward to partnering with Mark to execute strategies within the MI business and support his future vision for the Essent franchise.”

About Essent:
Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company (collectively with its subsidiaries, “Essent”) which, through its wholly-owned subsidiary Essent Guaranty, Inc., offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac. Essent also offers mortgage-related insurance, reinsurance and advisory services through its Bermuda-based subsidiary, Essent Reinsurance Ltd. Additional information regarding Essent may be found at www.essentgroup.com and www.essent.us.

Source: Essent Group Ltd.